Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

Air Products Reports Fiscal 2020 First Quarter GAAP EPS# of $2.14, Up 36 Percent,
and Adjusted EPS* of $2.14, Up 15 Percent

Q1 FY20 (comparisons versus prior year):

•	GAAP EPS of $2.14, up 36 percent; GAAP net income of $489 million, up 37 percent; and GAAP net income margin of 21.7 percent, up 570 basis points

•	Adjusted EPS* of $2.14, up 15 percent; adjusted EBITDA margin* of 40.3 percent, up 460 basis points

Q1 FY20 Highlights

•	Announced 18-cent, or more than 15 percent, dividend increase, marking 38 consecutive years of dividend increases

•
Announced largest-ever U.S. investment of $500 million and long-term contract to supply Gulf Coast Ammonia’s world-scale Texas facility and extend Air Products' U.S. Gulf Coast hydrogen pipeline network

Guidance

•
Maintaining fiscal 2020 full-year adjusted EPS guidance* of $9.35 to $9.60 per share, up 14 to 17 percent over prior year adjusted EPS*; fiscal 2020 second quarter adjusted EPS guidance* of $2.10 to $2.20 per share, up nine to 15 percent over fiscal 2019 second quarter adjusted EPS*

•	Continue to expect fiscal year 2020 capital expenditures* of approximately $4 billion to $4.5 billion

#Earnings per share is from continuing operations and attributable to Air Products.

*The identified results and guidance in this release, including in the highlights above, include references to non-GAAP financial measures on both a consolidated and a segment basis. Additional information regarding these measures and a reconciliation of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of events and transactions that could significantly impact future GAAP EPS or cash flow used for investing activities if they were to occur.

LEHIGH VALLEY, Pa. (January 24, 2020) - Air Products (NYSE:APD) today reported first quarter fiscal 2020 results, including GAAP diluted EPS from continuing operations of $2.14, up 36 percent; GAAP net income of $489 million, up 37 percent, primarily driven by higher pricing and volumes in all three regions as well as prior year costs related to tax reform adjustments and a facility closure; and GAAP net income margin of 21.7 percent, up 570 basis points, each versus prior year.
For the quarter, on a non-GAAP basis, adjusted diluted EPS from continuing operations of $2.14 was up 15 percent; adjusted EBITDA of $908 million was up 14 percent, primarily driven by higher pricing and volumes in all three regions; and adjusted EBITDA margin of 40.3 percent was up 460 basis points, each versus prior year.

First quarter sales of $2.3 billion increased one percent versus prior year on six percent volume growth and three percent higher pricing, partially offset by five percent lower energy pass-through; one percent unfavorable currency;

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and two percent from a contract modification to a tolling agreement in India, which impacts sales but not profits. Volume growth was primarily driven by base business growth, new plants, acquisitions and a short-term contract in Asia.

Commenting on the results, Seifi Ghasemi, chairman, president and chief executive officer, said, “I want to thank our talented Air Products team for delivering another set of strong results for the quarter. Our excellent financial position allows us to invest capital strategically, and this quarter we announced our largest-ever U.S. investment to supply Gulf Coast Ammonia in Texas. Meanwhile, we continue to return cash to our shareholders, announcing an 18-cent, or more than 15 percent, dividend increase that marks our 38th consecutive year of dividend increases.”

Fiscal First Quarter Results by Business Segment (comparisons versus prior year)

•
Industrial Gases - Americas sales of $936 million decreased five percent, as three percent higher pricing and one percent higher volumes were more than offset by eight percent lower energy pass-through and one percent unfavorable currency. Operating income of $257 million increased 17 percent, primarily driven by higher pricing, and operating margin of 27.5 percent increased 530 basis points. Adjusted EBITDA of $410 million increased 11 percent, primarily driven by higher pricing, and adjusted EBITDA margin of 43.8 percent increased 670 basis points.

•
Industrial Gases - EMEA sales of $499 million decreased five percent. Volumes increased six percent and higher pricing contributed three percent. These results were more than offset by four percent lower energy pass-through, two percent unfavorable currency, and an eight percent decrease from the India contract modification. Operating income of $121 million increased 14 percent, primarily driven by higher pricing, and operating margin of 24.2 percent increased 410 basis points. Adjusted EBITDA of $188 million increased 14 percent, primarily driven by higher pricing, and adjusted EBITDA margin of 37.7 percent increased 610 basis points.

•
Industrial Gases - Asia sales of $693 million increased 11 percent. Volumes increased nine percent, driven by new plants, base business growth and a short-term contract. Pricing increased four percent, while currency had a negative two percent impact. Operating income of $229 million increased 13 percent on improved volumes and pricing, and operating margin of 33.0 percent increased 80 basis points. Adjusted EBITDA of $347 million increased 16 percent on improved volumes and pricing, and adjusted EBITDA margin of 50.1 percent increased 260 basis points.

Outlook
Ghasemi said, “The Air Products team remains focused on productivity, creating our own growth opportunities and delivering shareholder value. As we look ahead, we see significant opportunities to provide sustainable solutions for the world to meet its energy and productivity needs, and we are working hard to be at the heart of those opportunities.”

Air Products is maintaining full-year fiscal 2020 adjusted EPS guidance of $9.35 to $9.60 per share, up 14 to 17 percent over prior year. For the fiscal 2020 second quarter, Air Products' adjusted EPS guidance is $2.10 to $2.20 per share, up nine to 15 percent over fiscal 2019 second quarter adjusted EPS.
Air Products continues to expect capital expenditures of approximately $4 billion to $4.5 billion for full-year fiscal 2020.
Management has provided adjusted EPS guidance on a continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS and effective tax rate to a comparable GAAP range.

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New Accounting Guidance

Effective October 1, 2019, Air Products adopted accounting standards pertaining to leases and hedging activities. In accordance with the new lease guidance, we recorded lease liabilities and right-of-use assets on our consolidated balance sheets for operating leases where we are the lessee. In adopting the new hedging guidance, we presented the impacts of excluded components from our cash flow hedges on intercompany loans in other non-operating income (expense), net. In the prior year, these impacts were included in interest expense. The adoption of these accounting standards did not have a significant impact on the Company’s net income.

Earnings Teleconference
Access the Q1 earnings teleconference scheduled for 10:00 a.m. Eastern Time on January 24, 2020 by calling 323-994-2093 and entering passcode 5494582, or access the Event Details page on Air Products’ Investor Relations web site.

About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for nearly 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world's largest industrial gas projects, including gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals.
The Company had fiscal 2019 sales of $8.9 billion from operations in 50 countries and has a current market capitalization of about $50 billion. More than 17,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com.

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NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance, business outlook and investment opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, supply and demand dynamics in market segments we serve, or in the financial markets; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations or customer cancellations or postponement of projects and sales; future financial and operating performance of major customers and joint venture partners; our ability to develop, implement, and operate new technologies, or to execute the projects in our backlog; our ability to develop and operate large scale and technically complex projects, including gasification projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax or other legislation, as well as regulations affecting our business and related compliance requirements, including regulations related to global climate change; changes in tax rates and other changes in tax law; the timing, impact and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters, acts of war, or terrorism; the impact of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in interest rates and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of raw materials; the success of productivity and operational improvement programs; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2019. Except as required by law, the Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

#                    #                     #

Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars, except for share and per share data)	2019	2018
Sales	$2,254.7	$2,224.0
Cost of sales	1,486.6	1,544.0
Facility closure	—	29.0
Selling and administrative	201.7	189.6
Research and development	17.7	15.0
Other income (expense), net	12.3	8.6
Operating Income	561.0	455.0
Equity affiliates' income	58.2	52.9
Interest expense	18.7	37.3
Other non-operating income (expense), net	9.1	18.5
Income Before Taxes	609.6	489.1
Income tax provision	120.7	132.1
Net Income	488.9	357.0
Net income attributable to noncontrolling interests	13.3	9.5
Net Income Attributable to Air Products	$475.6	$347.5
Basic Earnings Per Common Share Attributable to Air Products	$2.15	$1.58
Diluted Earnings Per Common Share Attributable to Air Products	$2.14	$1.57
Weighted Average Common Shares – Basic (in millions)	220.9	219.9
Weighted Average Common Shares – Diluted (in millions)	222.2	221.0

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 December	30 September
(Millions of dollars)	2019	2019
Assets
Current Assets
Cash and cash items	$2,406.1	$2,248.7
Short-term investments	—	166.0
Trade receivables, net	1,288.6	1,260.2
Inventories	400.6	388.3
Prepaid expenses	98.3	77.4
Other receivables and current assets	526.1	477.7
Total Current Assets	4,719.7	4,618.3
Investment in net assets of and advances to equity affiliates	1,339.9	1,276.2
Plant and equipment, at cost	23,099.8	22,333.7
Less: accumulated depreciation	12,407.6	11,996.1
Plant and equipment, net	10,692.2	10,337.6
Goodwill, net	816.1	797.1
Intangible assets, net	415.9	419.5
Noncurrent lease receivables	883.2	890.0
Other noncurrent assets	784.6	604.1
Total Noncurrent Assets	14,931.9	14,324.5
Total Assets	$19,651.6	$18,942.8
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,630.0	$1,635.7
Accrued income taxes	113.4	86.6
Short-term borrowings	36.5	58.2
Current portion of long-term debt	39.1	40.4
Total Current Liabilities	1,819.0	1,820.9
Long-term debt	2,937.0	2,907.3
Long-term debt – related party	328.6	320.1
Other noncurrent liabilities	1,826.7	1,712.4
Deferred income taxes	810.5	793.8
Total Noncurrent Liabilities	5,902.8	5,733.6
Total Liabilities	7,721.8	7,554.5
Air Products Shareholders’ Equity	11,556.0	11,053.6
Noncontrolling Interests	373.8	334.7
Total Equity	11,929.8	11,388.3
Total Liabilities and Equity	$19,651.6	$18,942.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars)	2019	2018
Operating Activities
Net income	$488.9	$357.0
Less: Net income attributable to noncontrolling interests	13.3	9.5
Net income attributable to Air Products	475.6	347.5
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	289.2	258.0
Deferred income taxes	24.4	(1.0)
Tax reform repatriation	—	46.2
Facility closure	—	29.0
Undistributed (earnings) losses of unconsolidated affiliates	(26.2)	1.0
Gain on sale of assets and investments	(1.1)	(0.7)
Share-based compensation	13.9	9.3
Noncurrent lease receivables	23.5	24.8
Other adjustments	30.8	12.7
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	0.9	(73.6)
Inventories	(8.4)	(10.4)
Other receivables	1.4	10.3
Payables and accrued liabilities	(115.4)	(55.4)
Other working capital	(41.6)	57.5
Cash Provided by Operating Activities	667.0	655.2
Investing Activities
Additions to plant and equipment	(447.7)	(403.4)
Investment in and advances to unconsolidated affiliates	(7.1)	—
Proceeds from sale of assets and investments	15.2	1.1
Purchases of investments	—	(5.3)
Proceeds from investments	177.0	178.0
Other investing activities	1.9	3.1
Cash Used for Investing Activities	(260.7)	(226.5)
Financing Activities
Payments on long-term debt	(2.8)	(2.6)
Net decrease in commercial paper and short-term borrowings	(10.4)	(38.0)
Dividends paid to shareholders	(255.7)	(241.5)
Proceeds from stock option exercises	5.5	4.7
Other financing activities	(6.9)	(12.4)
Cash Used for Financing Activities	(270.3)	(289.8)
Effect of Exchange Rate Changes on Cash	21.4	(6.9)
Increase in Cash and Cash Items	157.4	132.0
Cash and Cash items - Beginning of Year	2,248.7	2,791.3
Cash and Cash items - End of Period	$2,406.1	$2,923.3
Supplemental Cash Flow Information
Cash paid for taxes (net of refunds)	$66.2	$28.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Total
Three Months Ended 31 December 2019
Sales	$936.2	$498.7	$692.8	$92.6	$34.4	$2,254.7
Operating income (loss)	257.2	120.5	228.5	3.6	(48.8)	561.0	(A)
Depreciation and amortization	131.8	48.4	101.6	2.4	5.0	289.2
Equity affiliates' income	20.6	19.3	16.9	1.4	—	58.2
Three Months Ended 31 December 2018
Sales	$989.2	$524.2	$626.8	$68.2	$15.6	$2,224.0
Operating income (loss)	219.2	105.6	201.8	3.9	(46.5)	484.0	(A)
Depreciation and amortization	125.6	46.3	79.9	2.1	4.1	258.0
Equity affiliates' income	22.6	13.7	16.2	0.4	—	52.9
Total Assets
31 December 2019	$5,971.3	$3,509.3	$6,478.7	$365.0	$3,327.3	$19,651.6
30 September 2019	5,832.2	3,250.8	6,240.6	325.7	3,293.5	18,942.8
(A)Refer to the Reconciliation to Consolidated Results section below.

Reconciliation to Consolidated Results
The table below reconciles total operating income in the table above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended
	31 December
Operating Income	2019	2018
Total	$561.0	$484.0
Facility closure	—	(29.0)
Consolidated Operating Income	$561.0	$455.0

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
The Company presents certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, and adjusted effective tax rate. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, which are presented above, we also include certain supplemental non-GAAP financial measures that are presented below to help the reader understand the impact that our non-GAAP adjustments have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present below a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
The Company's non-GAAP measures are not meant to be considered in isolation or as a substitute for the most directly comparable measure calculated in accordance with GAAP. The Company believes these non-GAAP measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of the business because such measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting the Company's historical financial performance and projected future results.
In many cases, non-GAAP measures are determined by adjusting the most directly comparable GAAP measure to exclude certain disclosed items, or “non-GAAP adjustments,” that the Company believes are not representative of underlying business performance. For example, the Company previously excluded certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that the Company may recognize similar losses or gains in the future. Readers should also consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
The tax impact on our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.

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ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS, which the Company views as a key performance metric. We believe it is important for the reader to understand the per share impact of our non-GAAP adjustments as management does not consider these impacts when evaluating underlying business performance.
There were no non-GAAP adjustments to arrive at the adjusted diluted EPS in the first quarter of fiscal year 2020. For information related to non-GAAP adjustments in the first quarter of fiscal year 2019, refer to Exhibit 99.1 to the Company's Current Report on Form 8-K dated 25 January 2019.

	Three Months Ended 31 December
Q1 2020 vs. Q1 2019	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2020 GAAP	$561.0	$58.2	$120.7	$475.6	$2.14
2019 GAAP	455.0	52.9	132.1	347.5	1.57
Change GAAP				$128.1	$0.57
% Change GAAP				37%	36%
2020 GAAP	$561.0	$58.2	$120.7	$475.6	$2.14
2020 Non-GAAP Measure ("Adjusted")	$561.0	$58.2	$120.7	$475.6	$2.14
2019 GAAP	$455.0	$52.9	$132.1	$347.5	$1.57
Facility closure	29.0	—	6.9	22.1	0.10
Tax reform repatriation	—	—	15.6	(15.6)	(0.07)
Tax reform adjustment related to deemed foreign dividends	—	—	(56.2)	56.2	0.26
2019 Non-GAAP Measure ("Adjusted")	$484.0	$52.9	$98.4	$410.2	$1.86
Change Non-GAAP Measure ("Adjusted")				$65.4	$0.28
% Change Non-GAAP Measure ("Adjusted")				16%	15%

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income (loss) from discontinued operations, net of tax (when applicable), and excluding certain non‑GAAP adjustments, which the Company does not believe to be indicative of underlying business trends, before interest expense, other non‑operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margin is calculated for each period by dividing each line item by consolidated sales for the respective period.
Below is a presentation of consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1	Q2	Q3	Q4	Total
Sales
2020	$2,254.7				$2,254.7
2019	2,224.0	$2,187.7	$2,224.0	$2,283.2	8,918.9

	Q1		Q2		Q3		Q4		FY2020
2020	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Net income and net income margin	$488.9	21.7%							$488.9	21.7%
Add: Interest expense	18.7	0.8%							18.7	0.8%
Less: Other non-operating income (expense), net	9.1	0.4%							9.1	0.4%
Add: Income tax provision	120.7	5.4%							120.7	5.4%
Add: Depreciation and amortization	289.2	12.8%							289.2	12.8%
Adjusted EBITDA and adjusted EBITDA margin	$908.4	40.3%							$908.4	40.3%

	Q1		Q2		Q3		Q4		FY2019
2019	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Net income and net income margin	$357.0	16.0%	$433.5	19.8%	$500.2	22.5%	$518.7	22.7%	$1,809.4	20.3%
Add: Interest expense	37.3	1.7%	35.4	1.6%	34.2	1.5%	30.1	1.3%	137.0	1.5%
Less: Other non-operating income (expense), net	18.5	0.8%	13.7	0.6%	17.6	0.8%	16.9	0.7%	66.7	0.7%
Add: Income tax provision	132.1	5.9%	107.5	4.9%	109.3	4.9%	131.2	5.7%	480.1	5.4%
Add: Depreciation and amortization	258.0	11.6%	262.1	12.0%	269.1	12.1%	293.6	12.9%	1,082.8	12.1%
Add: Facility closure	29.0	1.3%	—	—%	—	—%	—	—%	29.0	0.3%
Add: Cost reduction actions	—	—%	—	—%	25.5	1.2%	—	—%	25.5	0.3%
Less: Gain on exchange of equity affiliate investments	—	—%	—	—%	29.1	1.3%	—	—%	29.1	0.3%
Adjusted EBITDA and adjusted EBITDA margin	$794.9	35.7%	$824.8	37.7%	$891.6	40.1%	$956.7	41.9%	$3,468.0	38.9%

Q1 2020 vs. Q1 2019	Q1
Change GAAP
Net income $ change	$131.9
Net income % change	37%
Net income margin change	570	bp
Change Non-GAAP
Adjusted EBITDA $ change	$113.5
Adjusted EBITDA % change	14%
Adjusted EBITDA margin change	460	bp

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Below is a reconciliation of operating income and operating margin by segment to adjusted EBITDA and adjusted EBITDA margin by segment for the three months ended 31 December 2019 and 2018:

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia		Industrial Gases– Global	Corporate and other	Total
GAAP MEASURES
Three Months Ended 31 December 2019
Operating income (loss)	$257.2		$120.5		$228.5		$3.6	($48.8)	$561.0	(A)
Operating margin	27.5%		24.2%		33.0%
Three Months Ended 31 December 2018
Operating income (loss)	$219.2		$105.6		$201.8		$3.9	($46.5)	$484.0	(A)
Operating margin	22.2%		20.1%		32.2%
Operating income change	$38.0		$14.9		$26.7
Operating income % change	17%		14%		13%
Operating margin change	530	bp	410	bp	80	bp
NON-GAAP MEASURES
Three Months Ended 31 December 2019
Operating income (loss)	$257.2		$120.5		$228.5		$3.6	($48.8)	$561.0	(A)
Add: Depreciation and amortization	131.8		48.4		101.6		2.4	5.0	289.2
Add: Equity affiliates' income	20.6		19.3		16.9		1.4	—	58.2
Adjusted EBITDA	$409.6		$188.2		$347.0		$7.4	($43.8)	$908.4
Adjusted EBITDA margin	43.8%		37.7%		50.1%
Three Months Ended 31 December 2018
Operating income (loss)	$219.2		$105.6		$201.8		$3.9	($46.5)	$484.0	(A)
Add: Depreciation and amortization	125.6		46.3		79.9		2.1	4.1	258.0
Add: Equity affiliates' income	22.6		13.7		16.2		0.4	—	52.9
Adjusted EBITDA	$367.4		$165.6		$297.9		$6.4	($42.4)	$794.9
Adjusted EBITDA margin	37.1%		31.6%		47.5%
Adjusted EBITDA change	$42.2		$22.6		$49.1
Adjusted EBITDA % change	11%		14%		16%
Adjusted EBITDA margin change	670	bp	610	bp	260	bp

(A)	The table below reconciles operating income as reflected on our consolidated income statements to total operating income in the table above:

	Three Months Ended
	31 December
Operating Income	2019	2018
Consolidated operating income	$561.0	$455.0
Facility closure	—	29.0
Total	$561.0	$484.0

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ADJUSTED EFFECTIVE TAX RATE
The tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax expense associated with each adjustment and is primarily dependent upon the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
There were no non-GAAP adjustments to arrive at the adjusted effective tax rate in the first quarter of fiscal year 2020. For information related to non-GAAP adjustments in the first quarter of fiscal year 2019, refer to Exhibit 99.1 to the Company's Current Report on Form 8-K dated 25 January 2019.

	Three Months Ended 31 December
	2019	2018
Income Tax Provision	$120.7	$132.1
Income Before Taxes	$609.6	$489.1
Effective Tax Rate	19.8%	27.0%
Income Tax Provision	$120.7	$132.1
Facility closure	—	6.9
Tax reform repatriation	—	15.6
Tax reform adjustment related to deemed foreign dividends	—	(56.2)
Adjusted Income Tax Provision	$120.7	$98.4
Income Before Taxes	$609.6	$489.1
Facility closure	—	29.0
Adjusted Income Before Taxes	$609.6	$518.1
Adjusted Effective Tax Rate	19.8%	19.0%

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CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Three Months Ended
	31 December
	2019	2018
Cash used for investing activities	$260.7	$226.5
Proceeds from sale of assets and investments	15.2	1.1
Purchases of investments	—	(5.3)
Proceeds from investments	177.0	178.0
Other investing activities	1.9	3.1
Capital expenditures	$454.8	$403.4
The components of our capital expenditures are detailed in the table below:

	Three Months Ended
	31 December
	2019	2018
Additions to plant and equipment	$447.7	$403.4
Acquisitions, less cash acquired	—	—
Investment in and advances to unconsolidated affiliates	7.1	—
Capital expenditures	$454.8	$403.4
We expect capital expenditures for fiscal year 2020 to be approximately $4 billion to $4.5 billion, including the expected spending for the Jazan gas and power project.
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.

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OUTLOOK
Guidance is provided on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains on disclosed items. It is not possible, without unreasonable efforts, to identify the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range.

	Diluted EPS
	Q2	Full Year
2019 Diluted EPS	$1.90	$7.94
Facility closure	—	0.10
Cost reduction actions	—	0.08
Gain on exchange of equity affiliate investments	—	(0.13)
Pension settlement loss	0.02	0.02
Tax reform repatriation	—	(0.06)
Tax reform adjustment related to deemed foreign dividends	—	0.26
2019 Adjusted Diluted EPS	$1.92	$8.21
2020 Adjusted Diluted EPS Outlook	2.10–2.20	9.35–9.60
Change	0.18–0.28	1.14–1.39
% Change	9%–15%	14%–17%